Exhibit 14

LOCK-UP AGREEMENT

May 5, 2009

J.P. MORGAN SECURITIES INC.

BMO CAPITAL MARKETS CORP.

DEUTSCHE BANK SECURITIES INC.

As Representatives of

the several Underwriters listed in

Schedule I to the Underwriting

Agreement referred to below

c/o J.P. Morgan Securities Inc.

277 Park Avenue

New York, NY 10172

Re:	Delta Petroleum Corporation – Public Offering

Ladies and Gentlemen:

The undersigned understands that you, as Representatives of the several Underwriters, propose to enter into an Underwriting Agreement (the “Underwriting Agreement”) with Delta Petroleum Corporation, a Delaware corporation (the “Company”), providing for the public offering (the “Public Offering”) by the several Underwriters named in Schedule I to the Underwriting Agreement (the “Underwriters”), of Common Stock, par value $0.01 per share, of the Company (the “Common Stock”). Capitalized terms used herein and not otherwise defined shall have the meanings set forth in the Underwriting Agreement.

In consideration of the Underwriters’ agreement to purchase and make the Public Offering of the Common Stock, and for other good and valuable consideration receipt of which is hereby acknowledged, the undersigned hereby agrees that, without the prior written consent of the Representatives, the undersigned will not, during the period ending 90 days after the date of the final prospectus relating to the Public Offering (the “Prospectus”), (1) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (each a “transfer”), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (including without limitation, Common Stock which may be deemed to be beneficially owned by the undersigned in accordance with the rules and regulations of the Securities and Exchange Commission (the “SEC”) and securities which may be issued upon exercise of a stock option or warrant) or (2) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise; provided that the undersigned may grant to one or more of its employees, consultants or advisors phantom stock rights, payable solely in cash, with respect to up to 1,000,000 shares of Common Stock in the aggregate, so long as (1) each transferee agrees in writing to be subject to the restrictions set forth herein and (2) the Underwriters have been advised in writing at least one business day prior to the transfer. In addition, the undersigned agrees that, without the prior written consent of the Representatives, it will not, during the period ending 90 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock. Notwithstanding the foregoing, if (1) during the last 17 days of the 90-day restricted period, the Company issues an earnings release or material news or a material event relating to the Company occurs; or (2) prior to the expiration of the 90-day restricted period, the Company announces that it will release earnings results during the 16-day period beginning on the last day of the 90-day period, the restrictions imposed by this Letter Agreement shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event (such 90-day restricted period, so extended, the “Lock-Up Period”).

The restrictions described in the immediately preceding paragraph shall not apply to:

(i) a transfer required by any agreement described on Schedule A attached hereto to which the undersigned is a party or by which the undersigned is bound existing prior to the date hereof; or

(ii) transfers by the undersigned of up to 1,000,000 shares of Common Stock as a bona fide gift, so long as (1) each transferee agrees in writing to be subject to the restrictions set forth herein and (2) the Underwriters have been advised in writing at least one business day prior to the transfer;

In furtherance of the foregoing, the Company, and any duly appointed transfer agent for the registration or transfer of the securities described herein, are hereby authorized to decline to make any transfer of securities if such transfer would constitute a violation or breach of this Letter Agreement.

The undersigned hereby represents and warrants that the undersigned has full power and authority to enter into this Letter Agreement. All authority herein conferred or agreed to be conferred and any obligations of the undersigned shall be binding upon the successors, assigns, heirs or personal representatives of the undersigned.

The undersigned understands that, if the Underwriting Agreement does not become effective, or if the Underwriting Agreement (other than the provisions thereof which survive termination) shall terminate or be terminated prior to payment for and delivery of the Common Stock to be sold thereunder, the undersigned shall be released from all obligations under this Letter Agreement. The undersigned understands that the Underwriters are entering into the Underwriting Agreement and proceeding with the Public Offering in reliance upon this Letter Agreement.

This Letter Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflict of laws principles thereof.

Very truly yours,
TRACINDA CORPORATION

/s/ Anthony Mandekic
Name: Anthony Mandekic
Title: Sec./Treas.

SCHEDULE A

Revolving Credit Facility Letter Agreement, dated April 15, 2008, filed by Tracinda with the Securities and Exchange Commission (“SEC”) on June 11, 2008 as Exhibit 1 to Amendment No. 1 to Schedule 13D relating to Delta (the “Delta 13D”) (incorporated by reference to Exhibit B(1) to Amendment No. 1 to Schedule TO-T relating to the Ford Motor Company (the “Ford TO”) filed with the SEC by Tracinda on May 23, 2008).

Custody Agreement, dated April 15, 2008, filed by Tracinda with the SEC as Exhibit 4 to Amendment No. 1 to the Delta 13D (incorporated by reference to Exhibit (B)(3) to the Ford TO).

First Amendment to Revolving Credit Facility Letter Agreement, dated May 21, 2008, filed by Tracinda with the SEC as Exhibit 5 to Amendment No. 1 to the Delta 13D.

Second Amendment to Revolving Credit Facility Letter Agreement, dated June 16, 2008, filed by Tracinda with the SEC as Exhibit 7 to Amendment No. 2 to the Delta 13D on June 16, 2008.

Amended and Restated Pledge Agreement, dated June 25, 2008, filed by Tracinda with the SEC as Exhibit 8 to Amendment No. 3 to the Delta 13D on July 9, 2008 (incorporated by reference to Exhibit 99.1 to Amendment No. 22 to Schedule 13D relating to MGM MIRAGE filed by Tracinda with the SEC on July 8, 2008.